Exhibit 99.1

CONTACT: Andrea Staub
631 200-7459
631 682-8295

Global Nutritional Supplement Leader Acquires Balance Bar Company

Opportunity to Leverage Growing Consumer Demand in the Sports Nutrition Market

Ronkonkoma, NY, November 26, 2012—NBTY Inc., a global leader in vitamins, supplements and sports nutrition announced today that it has acquired Balance Bar Company, one of the pioneers in the nutritional bar category.

“Nutritional bars are a $1 billion industry in the U.S. that we expect to continue to flourish as more and more people need healthy nutrition options on the go,” said Jeff Nagel, NBTY’s Chief Executive Officer.  “We are very excited to be expanding our sports nutrition category through the acquisition of Balance Bar, which has a strong brand and is a perfect strategic fit with our existing portfolio.  We are highly committed to growing and investing in Balance Bar while maintaining the high quality and great taste of the bars.”

Balance Bar was founded in 1992 and is one of the leading brands in the high growth nutritional bar category. Balance Bar enjoys a strong and loyal customer following and has some of the most recognizable bars in the industry. It sells four unique product lines (Original, Gold, Bare and Minis), which offer great taste and balanced nutrition.

NBTY is the leading manufacturer, marketer and distributor of a broad line of high quality vitamins and supplements and is also a leader in the sports nutrition category, currently offering the popular MET-Rx®, Pure Protein® and Good n’ Natural® brands.

NBTY is a portfolio company of The Carlyle Group. Balance Bar was a portfolio company of Brynwood Partners.

Latham & Watkins LLP acted as legal advisor to NBTY in connection with the transaction. Houlihan Lokey Capital, Inc. acted as financial advisor and Dickstein Shapiro LLP acted as legal advisor to Balance Bar in connection with the transaction.

NBTY

NBTY is the leading vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. NBTY currently markets over 25,000 SKUs under many brands, including Nature’s Bounty®, Sundown®, American Health®, Ester-C®, Solgar®, MET-Rx®,  Osteo Bi-Flex®, SISU®, Rexall®, Pure Protein®, Body Fortress®,  Puritan’s Pride®, Vitamin World®, Holland & Barrett®, GNC (UK)®, Physiologics®, and De Tuinen®.

Balance Bar Company

Founded in 1992 and headquartered in Valhalla, NY, Balance Bar, one of America’s original nutritional bars, inspires consumers to lead active, well-rounded and balanced lives by providing great-tasting, healthy and convenient nutrition. Balance Bars are available in four unique product lines (Original, Gold, Bare and Minis) and all the company’s flavors are based on the 40/30/30 nutrition model (40% of calories from healthy carbohydrates, 30% from quality protein and 30% from dietary fat). For more information on Balance Bar, please visit www.Balance.com.

The Carlyle Group

The Carlyle Group is a global alternative asset manager with $157 billion of assets under management in 101 active funds and 64 fund of fund vehicles as of September 30, 2012. Carlyle invests across four segments — Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions — in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has developed expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,300 people in 32 offices across six continents.

Brynwood Partners

Founded in 1984 and headquartered in Greenwich, Connecticut, Brynwood Partners is an operationally-focused private equity fund that makes control investments in lower middle market companies. Brynwood Partners targets companies operating in the following sectors: (a) consumer products, (b) light manufacturing with low capital intensity and (c) business services. Brynwood Partners is currently managing over $500 million of private equity capital for its limited partners who include U.S. and international pension funds, fund-of-funds, endowments, high net worth family investment offices and financial institutions. For more information on Brynwood Partners, please visit www.brynwoodpartners.com.

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